Exhibit 99.5

                                 Asbestos Primer

Asbestos-related litigation has been a fact of life in American courts for three decades. Asbestos mining concerns and companies that made products out of asbestos fibers were the first defendants, and the plaintiffs were those who had worked at those companies.

But a series of court rulings over the years created a legal framework that permitted the expansion of the defendant list to hundreds of companies whose products contained asbestos and allowed the number of plaintiffs to climb to more than 500,000.

Asbestos is a fibrous mineral once widely used as insulation and a fire retardant. Few people today need worry about exposure to asbestos fibers, but it has been estimated that as many as 25 million workers were exposed to asbestos-containing products on the job until asbestos was phased out in the 1970s.

Prolonged exposure to high levels of asbestos dust can cause asbestosis (a fibrous scarring of the lung), which can be life-threatening, and mesothelioma, a usually fatal cancer of the lining of the chest wall.

Most of those exposed will not get sick. But since these diseases don't show up for 20 to 40 years after exposure, there is no way to know whether someone exposed years ago will get sick years from now. Scientists estimate that mesothelioma, the most serious illness caused by asbestos, will continue through 2050.

Today, by some estimates more than 6,000 American corporations have been named as asbestos defendants and the courts, overwhelmed with asbestos cases, have attempted to stem the tide by aggregating hundreds and even thousands of claims into a single case.

It has been estimated that the ultimate number of plaintiffs will reach 2.5 million or more and that asbestos litigation will continue for another 50 years.

The litigation has had a profound impact on virtually every manufacturing sector of the economy, prompting many in Congress to call for a legislative remedy. But past attempts at asbestos-related tort reform have failed.

Many legal experts say the U.S. is in the midst of an asbestos litigation crisis as a result of certain key court rulings. Courts have ruled that:

- claimants who allege a significant injury need not prove direct exposure to a specific product as long as they can show an asbestos-containing product was used at a past work site.

- workers who are not sick can sue if they can show they were heavily exposed to asbestos. About half of heavily exposed workers develop scarring of the lung tissue, although they are not physically impaired, not sick, and may never get sick. In fact, those with no scarring are as likely to get sick.

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-    if a worker was exposed to a number of asbestos-containing products made by various companies at various work sites, all the companies can be sued. Any one company that has the ability to pay can be held liable for 100 percent of the damages.

- companies that never made asbestos-containing products can be held liable if they bought other companies that made asbestos-containing products in the past. Under this "successor liability" the parent company is liable not only to extent of the assets of the company acquired, but to the extent of the assets of the parent as well.

"Thus," wrote Lester Brickman, professor at the Benjamin N. Cardozo School of Law, in a recent essay, "the successor companies were held liable, not only for the acts they did not commit, but also for the consequences of the acts of their acquired companies that they were not aware of at the time of the acquisitions, and indeed, of which they could not have been aware."

Over the last 25 years, over 300,000 asbestos cases against numerous companies have been tried or settled, and $20 billion has been paid to asbestos claimants. Nevertheless, asbestos filings have skyrocketed in the last 5 years. About 90,000 new asbestos cases were filed in 2001.

Most suits are filed by plaintiffs who said they once worked where products containing asbestos had been present. As many as 90 percent of new asbestos claims involve non-malignant conditions. In most cases, these conditions do not cause breathing impairment.

Today, asbestos defendants are a cross section of American industry, including automobile manufacturers, dealers, and repair shops; oil and chemical companies; railroads; ship operators; construction and maintenance contractors; manufacturers of industrial boilers and refractory products; gasket and packing manufacturers; and installers and distributors.

Given the current legal framework supporting asbestos cases, many large companies are finding that the most efficient and equitable approach to their asbestos-related litigation is to negotiate a global settlement with the plaintiffs' attorneys that ends their exposure to asbestos litigation now and in the future.

Several such settlements have been accomplished under the supervision of a federal bankruptcy court.